Exhibit 5.2

Bermuda Office

Appleby (Bermuda)

Limited

Canon's Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Fax +1 441 292 8666

applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. "Partner" is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Brookfield Property Preferred L.P.
Brookfield Property Partners L.P.
Brookfield Property L.P.
BPY Bermuda Holdings Limited
BPY Bermuda Holdings II Limited
BPY Bermuda Holdings IV Limited
BPY Bermuda Holdings V Limited
BPY Bermuda Holdings VI Limited
73 Front Street
Hamilton Bermuda
HM 11	Email CLangley@applebyglobal.com Direct Dial +1 441 298 3202 Appleby Ref 410628.0042/CL/MEB/AK By Email and Courier 27 May 2021

Ladies and Gentlemen

Registration Statement on Form F-4

We have acted as legal advisers as to matters of Bermuda law to Brookfield Property Preferred LP (New LP), an exempted limited partnership organized under the laws of the Islands of Bermuda, acting by its general partner, Brookfield Property L.P. (Property LP), an exempted limited partnership organized under the laws of the Islands of Bermuda, acting by its managing general partner, Brookfield Property Partners L.P. (BPY), an exempted limited partnership organized under the laws of the Islands of Bermuda, acting by its general partner, Brookfield Property Partners Limited (BPPL), a Bermuda exempted company, BPY Bermuda Holdings Limited (Holdco), a Bermuda exempted company, BPY Bermuda Holdings II Limited (Holdco 2), a Bermuda exempted company, BPY Bermuda Holdings IV Limited (Holdco 4), a Bermuda exempted company, BPY Bermuda Holdings V Limited (Holdco 5), a Bermuda exempted company and BPY Bermuda Holdings VI Limited (Holdco 6), a Bermuda exempted company.

We have been requested to render this opinion in connection with the joint filing by New LP, Property LP, BPY, Holdco, Holdco 2, Holdco 4, Holdco 5, Holdco 6, Brookfield BPY Holdings Inc. (CanHoldco), a corporation incorporated under the laws of Ontario, Brookfield BPY Retail Holdings II Inc. (CanHoldco 2), a corporation incorporated under the laws of Ontario and Brookfield Asset Management Inc. (BAM), a corporation incorporated under the laws of Ontario, of:

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1.	A registration statement on Form F-4 (File Nos. 333-255512, 333-255512-01, 333-255512-02, 333-255512-03, 333-255512-04, 333-255512-05, 333-255512-06, 333-255512-07, 333-255512-08, 333-255512-09 and 333-255512-10) (as amended, the Registration Statement) for the purpose of registering under the U.S. Securities Act of 1933, as amended (Securities Act), among other securities, (a) up to 60,961,660 Class A Limited Voting Shares of BAM (BAM Shares) to be issued by BAM in connection with an arrangement agreement dated 31 March 2021 (as may be amended, the Arrangement Agreement) between BAM, BPY and BPY Arrangement Corporation (Purchaser Sub, together with BAM, Purchaser Parties) pursuant to which the Purchaser Parties have agreed to acquire, directly and indirectly, all of the issued limited partnership units of BPY (BPY Units), exchangeable limited partnership units (Exchange LP Units) of Brookfield Office Properties Exchange LP (Exchange LP) and shares of class A stock, par value $0.01 per share (BPYU Shares) of Brookfield Property REIT Inc. (BPYU) (collectively, the Transaction) and (b) up to 40,000,000 Class A Cumulative Redeemable Preferred Units, Series 1, in the capital of New LP (New LP Units) to be issued by New LP in connection with the exchange of BPY Units, Exchange LP Units and BPYU Shares pursuant to the Transaction, which New LP Units will be fully and unconditionally guaranteed, on a subordinate basis, by, inter alios, Property LP, BPY, Holdco, Holdco 2, Holdco 4, Holdco 5, Holdco 6, CanHoldco and CanHoldco 2 (collectively, the Guarantee, and together with the BAM Shares and the Units, collectively, Securities); and

2.	the prospectus contained in the Registration Statement (as amended, the Prospectus);

with the Securities and Exchange Commission (SEC), and the rules and regulations promulgated thereunder, relating to the Securities to be registered under the U.S. Securities Act of 1933, as amended (Securities Act).

Note that: BPPL acting as general partner of BPY, which in turn is acting as managing general partner of Property LP, which in turn is acting general partner of New LP, may be referred to as the General Partner(s) in this opinion; BPY, Property LP and New LP may be referred to as the Partnership(s) in this opinion; BPPL, Holdco, Holdco 2, Holdco 4, Holdco 5 and Holdco 6 may be referred to as the Company(ies) in this opinion; and the Companies and the Partnerships may be referred to as the Bermuda Entity(ies) in this opinion.

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

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ASSUMPTIONS

In stating our opinion we have assumed:

1.	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

2.	the genuineness of all signatures on the Documents;

3.	the authority, capacity and power of persons signing the Documents;

4.	that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

5.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

6.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been or will be duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

7.	that the Documents do not differ in any material respects from any forms or drafts of the same which we have examined and upon which this opinion is based;

8.	that the Documents are in the form of the documents approved in the Resolutions;

9.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Bermuda Entities in connection with the Registration Statement, the Prospectus, the Arrangement Agreement or the Securities, or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement, the Prospectus, the Arrangement Agreement or the Securities is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

10.	the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company and Partnership Searches, Registry General Searches and the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Company and Partnership Searches, Registry General Searches and the Litigation Search; and

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11.	any amendment to the Registration Statement, the Prospectus or the Arrangement Agreement is properly authorized by the applicable Bermuda Entity and the terms and transactions contemplated by any such amendment adopted would not be inconsistent with the applicable Resolutions and the terms and transactions contemplated by the Prospectus, the Registration Statement and the Arrangement Agreement as of the date hereof.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	Each Partnership is an exempted limited partnership established and existing under the laws of Bermuda. Each Partnership possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda. All suits in respect of the business of each Partnership shall be prosecuted by and against its respective General Partner.

2.	Each Company is an exempted company limited by shares and duly incorporated in Bermuda under the Companies Act 1981, as amended, each possessing the capacity to sue and be sued in its own name, and is validly existing and in good standing under the laws of Bermuda.

3.	The issue of the New LP Units by New LP upon the exchange of BPY Units, Exchange LP Units and BPYU Shares in connection with the Transaction has been duly authorized by all necessary action on the part of New LP and when allotted, issued and fully paid for pursuant to the terms of the applicable Resolutions and in accordance with the terms and conditions referred to or summarized in the Prospectus and the Registration Statement (including any documents incorporated by reference therein) and the applicable Constitutional Documents (defined below), the New LP Units to be issued by New LP upon such exchange will be validly issued, fully paid and non-assessable New LP Units of New LP.

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4.	The General Partner, acting on behalf of the applicable Partnership, and each Company, has all the requisite corporate power to enter into, execute, deliver and perform the obligations of such Partnership or Company, as applicable, under the Guarantee to which it is a party, as applicable, and each has taken all actions as may be necessary to authorise the execution, delivery and performance of the Guarantee, as applicable.

RESERVATIONS

We have the following reservations:

1.	In opinion paragraphs 1. and 2. above, the term "good standing" means only that the Bermuda Entities have each received a Certificate of Compliance from the Registrar of Companies in Hamilton Bermuda which confirms that they have neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

2.	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

3.	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

4.	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

5.	Any provision in the Arrangement Agreement or the Guarantee that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

6.	Any reference in this opinion to Units being "non-assessable" shall mean, in relation to fully-paid New LP Units of New LP and subject to any contrary provision in any agreement in writing between New LP and the holder of New LP Units, that: no holder shall be obliged to contribute further amounts to the capital of New LP, either in order to complete payment for their New LP Units, to satisfy claims of creditors of New LP, or otherwise.

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7.	The Limited Partnership Act 1883 (the Act) provides that a limited partner shall be liable as a general partner if he takes part in the management of the partnership.

8.	A limited partner is liable to a Partnership, or to its creditors, for any amount in respect of such limited partner’s contribution to such Partnership to the extent such contribution has not been contributed in full, or to the extent such contribution is either released or returned to the limited partner contrary to the restrictions on reductions of capital contained in the Act.

9.	A limited partner is liable for damages on account of misrepresentation in respect of false statements contained in the certificate of limited partnership, any supplementary certificates or certificate of cancellation in respect of a Partnership, to the extent a limited partner signed such certificate, or caused another to sign it on his/her behalf, and knew such statement to be false at the time of signature.

10.	Every partner of a Partnership who is guilty of any fraud in the affairs of such Partnership shall be liable civilly to the party injured to the extent of his damage and shall be liable for penalties applicable to offences committed against the Act.

11.	With respect to opinions 3 and 4, we have relied upon statements and representations made to us in the Officers’ Certificates provided to us by an authorised officer of each Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Officers’ Certificates, and we qualify such opinions to the extent that the statements or representations made in the Officers’ Certificates are not accurate in any respect.

12.	In order to issue this opinion we have remotely received the Company and Partnership Searches, Registry General Searches and the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of receipt.

13.	In order to issue this opinion we would typically conduct a physical search of the entries and filings shown in respect of each Bermuda Entity on the files maintained in the Register of Companies at the office of the Registrar of Companies and at the office of the Registry General, as applicable, in Hamilton, Bermuda and in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda. However, due to the situation with coronavirus COVID-19, our protocols prevent us from carrying out those physical searches.

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DISCLOSURE

This opinion is addressed to you in connection with the registration of the Securities with the SEC and is not to be used, quoted or relied upon for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the Registration Statement.

This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing acts or circumstances should change.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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SCHEDULE

1.	The electronic extract provided in respect of each Bermuda Entity by the office of the Registrar of Companies dated 26 May 2021 (Company and Partnership Searches).

2.	The email response provided in respect of the Partnerships by the office of the Registry General on 26 May 2021 (Registry General Searches).

3.	An electronic record of the Cause and Judgment Book which is updated by electronic records of the Cause and Judgment Book distributed by the Supreme Court to law firms at 3pm each Tuesday and Friday. We last received such update on 26 May 2021 reflecting the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda as at 21 May 2021 (Litigation Search).

4.	Certified copy of the following document in respect of New LP: Limited Partnership Agreement dated 13 April 2021 (New LP LPA) and form of amendment of to the New LP LPA to be entered into in connection with the Transaction.

5.	Certified copies of the following documents in respect of BPY: Second Amended and Restated Limited Partnership Agreement dated 8 August 2013 as amended by the First Amendment to the Second Amended and Restated Limited Partnership Agreement dated 5 November 2015, a Second Amendment to the Second Amended and Restated Limited Partnership Agreement dated 21 March 2019, a Third Amendment to the Second Amended and Restated Limited Partnership Agreement dated 20 August 2019, a Fourth Amendment to the Second Amended and Restated Limited Partnership Agreement dated 18 February 2020, a Fifth Amendment to the Second Amended and Restated Limited Partnership Agreement dated 21 April 2020 and a Sixth Amendment to the Second Amended and Restated Limited Partnership Agreement dated 31 March 2021 (collectively, BPY LPA).

6.	Certified copies of the following documents in respect of Property LP: Fourth Amended and Restated Limited Partnership Agreement dated 8 August 2013, as amended by the First Amendment to the Second Amended and Restated Limited Partnership Agreement dated 21 March 2019, a Second Amendment to the Second Amended and Restated Limited Partnership Agreement dated 28 April 2019, a Third Amendment to the Second Amended and Restated Limited Partnership Agreement dated 20 August 2019, a Fourth Amendment to the Second Amended and Restated Limited Partnership Agreement dated 18 February 2020 and a Fifth Amendment to the Second Amended and Restated Limited Partnership Agreement dated 21 April 2020 (collectively, Property LP LPA, together with the New LP LPA and the BPY LPA, Partnership Agreements).

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7.	In respect of each Partnership, the Certificate of Registration of an Exempted and Limited Partnership and all supplements thereto.

8.	Certified copies of the following documents in respect of each Company: Certificate of Incorporation, memorandum of association and Bye-laws (Company Documents, and collectively with the Partnership Agreements, Constitutional Documents).

9.	Copy of the Minutes of the Meetings of the Board of Directors of each Company dated, in respect of BPPL, 31 March 2021 and 22 April 2021, and in respect of the other Companies, 16 April 2021 (collectively, Resolutions).

10.	An officer’s certificate signed by an officer of each Company in respect of the Resolutions and in respect of the New LP Units (collectively, Officers’ Certificates).

11.	Certificates of Compliance each dated 26 May 2021 issued by the Registrar of Companies in respect of each Bermuda Entity.

12.	A PDF copy of the as-filed Registration Statement.

13.	A PDF copy of the as-filed Prospectus.

14.	A PDF copy the executed Arrangement Agreement.

15.	A PDF copy the form of the Guarantee.

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